EXHIBIT 99.1

           DIRECTORS AND EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF
                          SOWOOD CAPITAL MANAGEMENT LP

The names of the directors and executive officers of Sowood and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the business address of such director, executive officer or controlling person is c/o Sowood Capital Management LP, 500 Boylston Street, 17th Floor Boston, Massachusetts 02116.


NAME                             OFFICE/POSITION
------                           ---------------

Jeffrey B. Larson                Principal and Portfolio Manager of Sowood
Stuart Porter                    Principal and Portfolio Manager of Sowood
Richard Dowd                     Principal and Chief Financial Officer of Sowood
Megan Kelleher                   Principal and General Counsel of Sowood


               CONTROLLING PERSON OF SOWOOD CAPITAL MANAGEMENT LP

Sowood Capital Management LLC is the general partner of Sowood. The managing member of Sowood Capital Management LLC is Jeffrey B. Larson.